FEE AGREEMENT
GPH LIQUIDATING TRUST

This Fee Agreement (this “Agreement”) is made as of May 17, 2006 (the “Closing Date”), by and between Caryl P. Shepherd, a Georgia resident (“Shepherd”), and GPH Liquidating Trust, a Delaware statutory trust (the “Trust”).

W I T N E S S E T H

 WHEREAS, pursuant to a Trust Agreement, dated as of May 17, 2006 (the “Trust Agreement”), between Wilmington Trust, Global Preferred Holdings, Inc. and the named Administrator and named additional Trustees, Shepherd will act as Administrator (“Administrator”) of the Trust;

WHEREAS, pursuant to Section 6.4 of the Trust Agreement, Shepherd is entitled to compensation for her services as Administrator;

WHEREAS, Shepherd and the Trust desire to set forth with greater particularity the specific agreement as to the compensation owing to Shepherd pursuant to the Trust Agreement;

NOW, THEREFORE, for good and valuable consideration, the parties hereto hereby agree as follows.

1. The compensation due and owing to Shepherd pursuant to Section 6.4 of the Trust Agreement shall be (a) a fee of $4,000.00 per month, payable in advance on the first day of each calendar month during the term of this Agreement, commencing with a payment on June 1, 2006, which shall also include a pro-rated amount for the period from the date hereof through May 31, 2006, plus (b) a fee of $20,000.00 payable upon the termination or cancellation of the Trust if Shepherd remains as Administrator up to such termination or cancellation. In the event that Shepherd’s service as Administrator is terminated by the Trust, without cause, prior to the termination or cancellation of the Trust, then the fee in (b) of the preceding sentence shall be pro-rated based on the ratio between her period of service and twenty-four months. Upon the termination of Shepherd’s service as Administrator, for any reason, including without limitation the termination or cancellation of the Trust, the monthly fee in (a) above shall be pro-rated through her last day of service.

2. This Agreement shall terminate on the earlier of (a) termination of Shepherd’s service as Administrator of the Trust, or (b) the termination or cancellation of the Trust.

3. Additionally, Shepherd shall be entitled to reimbursement of expenses and indemnification as provided in Section 6.6 of the Trust Agreement.

4. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of such counterparts shall together constitute but one and the same Agreement.

5. No waiver, modification or amendment of this Agreement shall be valid unless executed in writing by the parties hereto.

6. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles.

7. Capitalized terms used herein and not otherwise defined shall have the meanings assigned such terms in the Trust Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Fee Agreement to be executed effective as of the day first above written.

     /s/ Caryl P. Shepherd

Caryl P. Shepherd

GPH LIQUIDATING TRUST

By:__/s/ Joseph F. Barone _______

Name: Title:	Joseph F. Barone Managing Trustee